Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 6, 2018

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Re:	Stanley Black & Decker, Inc. – 4.250% Notes due 2028 and 4.850% Notes due 2048

Ladies and Gentlemen:

We have acted as special counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), in connection with the public offering of $500,000,000 aggregate principal amount of the Company’s 4.250% Notes due 2028 (the “2028 Notes”) and $500,000,000 aggregate principal amount of the Company’s 4.850% Notes due 2048 (together with the 2028 Notes, the “Securities”) to be issued under a base indenture, dated as of November 1, 2002 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as successor trustee to JPMorgan Chase Bank N.A, as supplemented by a sixth supplemental indenture, dated as of the date hereof (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-221127) of the Company relating to debt securities and other securities of the Company filed on October 26, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Stanley Black & Decker, Inc.

November 6, 2018

(b) the prospectus, dated October 25, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated October 30, 2018 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated October 30, 2018 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement, dated October 30, 2018 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(f) an executed copy of the Base Indenture;

(g) an executed copy of the Sixth Supplemental Indenture;

(h) the global certificates evidencing the Securities registered in the name of Cede & Co. (the “Note Certificates”) delivered by the Company to the Trustee for authentication and delivery; and

(i) an executed copy of a certificate of Donald J. Riccitelli, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

Stanley Black & Decker, Inc.

November 6, 2018

As used herein, “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Note Certificates are duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a) the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) our opinion does not address the enforceability of any provision, however expressed, (i) limiting reliance on statements by a party, (ii) exculpating a party from liability, (iii) disclaiming, limiting, or extending a party’s liability, (iv) waiving, limiting, or excluding remedies, (v) providing for indemnification or contribution, or (vi) lengthening or shortening the period during which claims otherwise could be made under the applicable statute of limitations;

(d) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Documents, enforceable against such party in accordance with its terms;

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

(f) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

Stanley Black & Decker, Inc.

November 6, 2018

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b) the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c) each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the certificate of incorporation or bylaws of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York as to which we express our opinion herein);

(e) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(f) the Base Indenture constitutes the valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms immediately prior to the effectiveness of the Sixth Supplemental Indenture and (ii) subsequent to the effectiveness of the Base Indenture and immediately prior to the effectiveness of the Sixth Supplemental Indenture, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Securities.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the

Stanley Black & Decker, Inc.

November 6, 2018

Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

GAF